UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2006
BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 1.01 Entry into a Material Definitive Agreement.
Separation Agreement
As previously reported in a Current Report on Form 8-K filed by the Company on April 18, 2006, Carl J. Landeck ceased serving as Chief Financial Officer of Bally Total Fitness Holding Corporation (the “Company”) on April 13, 2006. In connection with Mr. Landeck’s departure, the Company entered into a Separation Agreement with Mr. Landeck on August 1, 2006. Under the Separation Agreement, the Company agreed to pay Mr. Landeck severance in the amount of $700,000, less required deductions for state and federal withholding. The Company also agreed to pay to Mr. Landeck an additional lump sum amount of $15,000 to cover the cost of certain health care premiums and up to $20,000 to reimburse Mr. Landeck for his legal fees relating to the Separation Agreement. These severance amounts will be paid on or about the first business day following the passage of six months after his termination date (i.e., on or about October 16, 2006).
The Separation Agreement also provides that Mr. Landeck will immediately vest in the following equity awards granted under the Company’s Inducement Plan: (i) 75,000 options granted on May 26, 2005 at a strike price of $2.91; (ii) 100,000 shares of restricted stock granted on May 26, 2005, and (iii) 55,000 shares of restricted stock granted on November 29, 2005. The 23,000 options that were granted to Mr. Landeck under the Inducement Plan on November 29, 2005 at a strike price of $7.01 will be cancelled. The Separation Agreement extends the exercise period of Mr. Landeck’s vested options until October 10, 2006. At the end of the extended exercise period, any unexercised options will immediately expire.
The negotiated terms are substantially less than those that would have been required based on the express terms of Mr. Landeck’s employment agreement in the event his employment terminated other than for Cause. In exchange for the consideration set forth in the Separation Agreement, Mr. Landeck released the Company and any of its predecessors, successors, parents, affiliates and their present and former officers, directors, agents, employees and shareholders from any and all claims or causes of action that Mr. Landeck might have had against the Company.
A copy of the Separation Agreement is attached as Exhibit 10.1 and is hereby incorporated by reference.
Compensation Matters
On August 6, 2006, upon the recommendation of the Compensation Committee, the Board of Directors (with Mr. Toback recusing himself) approved a modification to the Employment Agreement between the Company and Paul A. Toback, the Company’s Chairman and Chief Executive Officer. The modification was in exchange for Mr. Toback’s agreement to resolve various claims by Mr. Toback, including with respect to the Company’s obligation to implement a supplemental retirement plan for his benefit. The modification increases by $900,000 the amount payable to Mr. Toback only in the event he is terminated without “Cause”, as defined in the Employment Agreement, on or prior to February 7, 2008. Certain directors dissented from this decision.
On August 6, 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved modifications to payment amounts for the Company’s Lead Director, Committee Chairmen and members of the Company’s Strategic Alternatives Committee, and certain meeting fees, as compensation for the extraordinary commitment of time spent during the past year. As approved, (i) the Lead Director is to receive an additional one-time payment of $35,000, (ii) the Chairman of the Audit Committee is to receive an additional one-time payment of $35,000, and (iii) the Chairmen of the Compensation Committee and Nominating and Corporate Governance Committee are to receive additional one-time payments of $25,000 (though that payment will not be made to the current Compensation Committee Chairman, since he is also the Lead Director). The Board also approved payments to each Co-Chairman of the Strategic Alternatives Committee (“SAC”), which had been approved only through June 2006, in the amount of $17,500 for each of the third and fourth quarters of 2006. Stipends for the other members of the SAC were eliminated and the per meeting fee for the SAC was reduced from $1,500 to $1,000. Finally, the Board approved a one-time increase in the per meeting fee payable to members of the Audit Committee from $1,000 to $2,000 only for meetings held from January 1 — June 30, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c)   On August 6, 2006, the Board of Directors named Ronald G. Eidell as Senior Vice President and Chief Financial Officer and principal financial officer of the Company. As previously announced in the Company’s Form 8-K filed on April 18, 2006, the Company entered into an interim executive services agreement with Tatum LLC, pursuant to which Mr. Eidell, a partner of Tatum LLC, was engaged as Senior Vice President, Finance of the Company on April 13, 2006.
As described in our Annual Report on Form 10-K for the year ended December 31, 2005, prior to joining Bally, Mr. Eidell (age 62) served as interim President and CEO of NeoPharm, Inc. from March 2005 to October 2005. Mr. Eidell has been a partner with Tatum LLC, a national professional services firm, since October 2004. Prior to that he served as the Chief Financial Officer of each of Esoterix, Inc., a provider of medical testing services, from 2001 to 2003, NovaMed, Inc., a healthcare provider, from 1998-2001, and Metromail Corporation, a provider of information services, from 1996-1998. He also serves as a director of NeoPharm, Inc., where he serves on the Audit Committee and has been designated as the “audit committee financial expert” as defined by the Commission.
Item 9.01 Financial Statements and Exhibits,
(d)   Exhibits
10.1 Confidential Settlement Agreement and General Release, dated July 21, 2006, between the Company and Carl J. Landeck.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: August 7, 2006	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel